Exhibit 99.1

CONTACT:

Leslie Green

Stapleton Communications Inc.

650.470.0200

leslie@stapleton.com

Rainmaker Receives Nasdaq Notice of Six Months, Potentially

Extendable to One Year, to Regain Compliance with Minimum Bid

Price Rule

SCOTTS VALLEY, Calif., March 10, 2005 — Rainmaker Systems, Inc. (Nasdaq: RMKR) a leading outsource provider of sales and marketing programs for service contracts, and strategic lead generation services through Sunset Direct, today announced that it has received a letter from The Nasdaq Stock Market advising that the company has six months, potentially extendable by an additional six months subject to certain conditions, to regain compliance with The Nasdaq SmallCap Market’s $1.00 minimum bid price rule. If the company does not regain compliance within the allotted period, Nasdaq will send it a delisting notice. In that event, Rainmaker will be able to appeal any delisting notice to a Nasdaq Listing Qualifications Panel.

Rainmaker received the letter from Nasdaq because, for 30 consecutive business days, the bid price of Rainmaker’s common stock had closed below the minimum $1.00 per share required for continued listing under NASD Marketplace Rules. If, at any time before September 6, 2005, the bid price of the company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify Rainmaker that it complies with the listing requirements. If Rainmaker does not regain compliance by September 6, 2005, it may be granted an additional 180-day period (until March 6, 2006) to regain compliance if it meets all other Nasdaq SmallCap Market initial listing criteria. If Rainmaker does not regain compliance within the allotted compliance period (including any extensions that may be granted by Nasdaq), Nasdaq staff will

Rainmaker Receives Nasdaq Notice of Six Months, Potentially Extendable to One Year, to Regain

Compliance with Minimum Bid Price Rule

March 10, 2005

notify the company that its common stock will be delisted from The Nasdaq SmallCap Market. Rainmaker would then be entitled to appeal the staff’s determination to a Nasdaq Listing Qualifications Panel.

About Rainmaker Systems

Rainmaker Systems is a leading outsource provider of sales and marketing programs and lead generation services through Sunset Direct. Rainmaker’s cost-effective programs generate service revenue and promote customer retention for its clients. Core services include professional telesales, direct marketing and hosted e-commerce. Additional services include customer database enhancement, CRM technology integration and order management. Sunset Direct is a leading provider of Strategic Lead Generation (SLG) services. Best known for its time-tested SLG Methodology, Sunset Direct provides solutions for introducing a consistent lead generation process throughout an organization to more effectively find business. Sunset Direct delivers integrated SLG programs by leveraging direct marketing services, sophisticated campaign and lead management technology, an in-house creative services organization and a proprietary database that contains over two million business technology decision makers.

For more information, visit www.rmkr.com and www.sunsetdirect.com.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company and its subsidiaries. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are changes in the Nasdaq Stock Market listing requirements, general market conditions, unfavorable economic conditions, our ability to execute our business strategy, our ability to integrate acquisitions (including our recent acquisition of Sunset Direct) and expand our call center without disruption to our business, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company remains dependent on a few

Rainmaker Receives Nasdaq Notice of Six Months, Potentially Extendable to One Year, to Regain

Compliance with Minimum Bid Price Rule

March 10, 2005

large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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Rainmaker Systems, the Rainmaker logo, Sunset Direct and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owner.